Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

LAREDO OIL, INC.

Laredo Oil, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1.                  The name of the corporation is Laredo Oil, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was March 31, 2008 under the name Laredo Mining, Inc. (the "Original Certificate"). The Original Certificate was amended by (i) that certain Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 22, 2009 under the name Laredo Oil, Inc. (the "First Amendment"), and (ii) that certain Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 23, 2023 (the "Second Amendment" and together with the First Amendment and the Original Certificate, the "Certificate").

2.                  Article "FOURTH" of the Corporation's Certificate is hereby amended so that the first paragraph thereof reads in its entirety as follows:

"FOURTH: The total number of shares which the Corporation shall have the authority to issue is 350,000,000 shares of Common Stock with $0.0001 par value and 10,000,000 shares of Preferred Stock with $0.0001 par value."

3.                  This Certificate of Amendment was duly approved and adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has signed this Certificate of Amendment this 2nd day of November, 2026.

By:	/s/ Mark See
Mark See, CEO